Exhibit 10.4

                               UMBRELLA AGREEMENT

     UMBRELLA AGREEMENT (this "Agreement") made this 25th day of September, 2002, by and between certain affiliates of Greenbriar Corporation, James R. Gilley, and Greenbriar Corporation, each having an address at Centura Tower I, Suite 650, 14185 Dallas Parkway, Dallas, Texas 75254; Attn James R. Gilley (hereinafter referred collectively to as "Greenbriar"), and Jon M. Harder, Kristin P. Harder, Darryl E. Fisher, Carol L. Fisher, Sunwest Management, Inc. ("SMI"), an Oregon corporation, certain affiliates of SMI, and any entity and/or affiliate of SMI, all with an address at 2735 - 12th Street SE, Salem, Oregon 97302; attn Jon M. Harder (hereinafter referred to collectively as "the "Harder Group"). Greenbriar is also referred to as "Seller" and The Harder Group is also referred to as "Purchaser".

     WITNESSETH THAT THE HARDER GROUP AND GREENBRIAR HAVE AGREED AS FOLLOWS:

1. Greenbriar Corporation, and some of its affiliates, agree to sell to the Harder Group, for $10 and other valuable consideration, including the closing of all the transactions discussed in this agreement, the following:

     (a) The Willows at Sherman, Sherman, Texas, as per separate contract, with a purchase price of Six Million One Hundred Fifty Thousand ($6,150,000) Dollars, including purchase money financing of Two Million Fifty Thousand ($2,050,000) Dollars, The parties plan to sign an Agreement for Purchase and Sale (the "Sherman Contract"), between The Willows at Sherman, Inc., a Texas corporation, having an address for notices under this Agreement at c/o Greenbriar Corporation, Centura Tower I, Suite 650, 14185 Dallas Parkway, Dallas, Texas 75254; Attn James R. Gilley (hereinafter referred to as "Sherman"), and Willows at Sherman Assisted Living & Memory Care, LP, a Texas limited partnership ("Willows), with an address for notices under this Agreement at c/o Sunwest Management, Inc., 2735 - 12th Street SE, Salem, Oregon 97302;

     (b) (i) The Corinthians Retirement Project (as therein defined), as per separate contract, with a purchase price of Eleven Million Three Hundred Fifty Thousand ($11,350,000) Dollars, including purchase money financing of Three Million Five Hundred Ten Thousand ($3,510,000) Dollars. The parties plan to sign an Agreement for Purchase and Sale (the "Corinthians Retirement Contract"), between Corinthians Real Estate Investors, L.P., a Texas limited partnership, having an address for notices under this Agreement at c/o Greenbriar Corporation, Centura Tower I, Suite 650, 14185 Dallas Parkway, Dallas, Texas 75254;

          Attn James R. Gilley (hereinafter referred to as "CREI"), and Corinthians I Retirement Community, LP, a Texas limited partnership ("Corinthians Retirement"), with an address for notices under this Agreement at c/o Sunwest Management, Inc., 2735 - 12th Street SE, Suite 100, Salem, Oregon 97302, and. (ii) The Corinthians Assisted Living Project (as therein defined), as per separate contract, with a purchase price of Five Million Seven Hundred Thousand ($5,700,000) Dollars, including purchase money financing of One Million Seven Hundred Forty Thousand ($1,740,000) Dollars. The parties plan to sign an Agreement for Purchase and Sale (the "Corinthians Assisted Contract"), between Corinthians Real Estate Investors, L.P., a Texas limited partnership, having an address for notices under this Agreement at c/o Greenbriar Corporation, Centura Tower I, Suite 650, 14185 Dallas Parkway, Dallas, Texas 75254; Attn James R. Gilley (hereinafter referred to as "CREI"), and Corinthians Assisted Living & Memory Care, LP, a Texas limited partnership ("Corinthians Assisted Living"), with an address for notices under this Agreement at c/o Sunwest Management, Inc., 2735 - 12th Street SE, Suite 100, Salem, Oregon 97302,

     (c) The Harlingen property in Cameron County, Texas, as per separate contract, with a purchase price of Three Million Three Hundred Sixty Thousand ($3,360,000) Dollars, including purchase money financing not to exceed the excess, if any, of the Purchase Price over any debt to be assumed or given by Purchaser to Vestin Mortgage Company. The parties plan to sign an Agreement for Purchase and Sale (the "Harlingen Contract"), between The Willows at Sherman, Inc., a Texas corporation, having an address for notices under this Agreement at c/o Greenbriar Corporation, Centura Tower I, Suite 650, 14185 Dallas Parkway, Dallas, Texas 75254; Attn James R. Gilley (hereinafter referred to as "Harlingen"), and Camelot I Retirement Community, LP ("Camelot"), a Texas limited partnership, with an address for notices under this Agreement at c/o Sunwest Management, Inc., 2735 - 12th Street SE, Salem, Oregon 97302; and

     (d) 100% of the common stock of the following management companies (the "Management Companies"):

o    SLM-Crown Pointe, Inc.

o    SLM-Oak Park, Inc.

o    SLM-Wedgwood Terrace, Inc.

The date on which the sale and transfer of the said common stock shall occur is called the "Stock Closing Date"). The sale and transfer of the said common stock shall not occur until the necessary regulatory approvals (the "Approvals"), if any, have been obtained by the parties hereto and until the Approvals have been obtained the Harder Group shall act as consultants to such Management Companies. Each of the above listed Management Companies is the manager under one management contract and has no other assets or liabilities. Greenbriar Corporation will indemnify the Harder Group against any claim that is asserted against these Management Companies, or any person who is included in the hereinabove defined term the "Harder Group", for actions or events that occurred prior to the Stock Closing Date, including allegations, if any, asserted by the owner of any of the properties covered by the applicable management contracts:
(i) of mismanagement, and/or (ii) that Greenbriar did not have the right to transfer the stock as herein contemplated. Similarly, the Harder Group will indemnify Greenbriar against any claim that is asserted against any person who is included in the defined term "Greenbriar" or against these Management Companies, for actions or events that occurred from and after the Stock Closing Date, including allegations, if any, of mismanagement asserted by the owner of any of the properties covered by the applicable management contracts.

     (e) Greenbriar's affiliate will also lease and thereafter sell to The Harder Group the two assisted living facilities in Muskogee, Oklahoma, as per separate lease and purchase contract.

     (f) Greenbriar agrees to lend to each of the purchasers of the properties listed in this Paragraph 1 (a), (b) and (c) the closing costs required to be paid by each such purchaser to Vestin Mortgage at the time of the Closing of the purchase money financing required to close each such acquisition; specifically, Greenbriar will lend to each such buyer the "points" charged by Vestin at closing, the legal fees charged by Vestin's attorney at closing, the title insurance, if any, required by such lender for each such property (Vestin may waive title insurance in certain instances, or may just require an updated endorsement, in which event no loan for that particular expense will be necessary), and mortgage recording costs and any advance interest payment which Vestin may require, and Greenbriar will also lend to each such Buyer any cash outlay required to be paid by such Buyer to Greenbriar as a result of prorations under the respective sales contracts referred to above; provided, however, that if under one such contract Greenbriar is owed net cash for prorations and under another such contract Greenbriar must pay that Buyer net cash for prorations, the total net cash amounts under all the said contracts for prorations will be netted out and the result, if it is a net credit in Greenbriar's favor, will be added to the loan herein described. Such loan will be evidenced by a Note, in the same form, and upon the same terms, and signed and guaranteed (using Vestin's form of guaranty) by the same persons, and bearing the same "points" (which points shall be added to the principal amount of the Note to Greenbriar and shall be due at maturity) and terms of payment, and interest rate, as the loan made by Vestin.

     (g) Greenbriar Corporation also agrees to sell its 49% partnership interest in Villa del Rey Roswell, LP and to transfer to the Harder Group the option to purchase the 51% interest in Villa del Rey Roswell, LP that Greenbriar's affiliate does not presently own. A copy of that option is attached as Exhibit A. As consideration for this transaction, Greenbriar Corporation will receive a note in the same form as is discussed in the attached Corinthians Contract, from the Harder Group for $823,728 and Greenbriar Corporation will also receive the partnership interests discussed in Section "3" below and the benefits of the other transactions described herein. The note will bear interest at the prime rate, as published from time to time in the Wall Street Journal, and will accrue monthly, with each monthly payment being added to the principal debt on the first of each month, and with the entire indebtedness being due and payable in full on the maturity date. The principal and interest and all other amounts owing under the Note will be due on March 16, 2004. The note will be executed by Jon Harder and wife and Darryl Fisher and wife and Sunwest Management, Inc. (herein collectively called the "Harder Group")

2. In addition to the above, so long as there is no monetary default (that has not been cured within the Notice and Grace periods provided in the applicable documents) by the Harder Group under any of its obligation to any member of the Greenbriar Group (i.e. any entity or person affiliated with Greenbriar Corporation and/or any affiliate of Greenbriar Corporation), Greenbriar Corporation agrees to pay the Harder Group $660,000, payable at the rate of $55,000 per month beginning one month after the closing of all the transactions contemplated by this Agreement (other than those discussed in Section "3"), and ending 12 months thereafter. This payment is for due diligence and expenses for the acquisition of properties for the partnerships in which the Greenbriar Corporation will have a 50% partnership interest as contemplated by Section "3" below.

3. (A) The Harder Group is currently negotiating to purchase the properties listed hereafter in this paragraph. In consideration for Greenbriar's agreements herein, and for other valuable considerations, the Harder Group will assign and convey to Greenbriar Corporation, in the form of limited partnership interests, One Half (1/2) of all the ownership interests in the fee title, cash flow and profit and losses, in the following properties:

[Confidential information has been deleted and filed separately with the Commission.]

(B) If, for any reason, the Harder Group is unable to purchase all or any of the properties listed above, then the Harder Group will use its best efforts to assign and convey to the Greenbriar Group a 50% total ownership interest, as stated above to be in the form of a limited partnership interest, in properties of similar value and with similar equity, it being the intention of the parties that the Greenbriar Group will receive a 50% interest total ownership interest, in the form of a limited partnership interest, in 12 properties of similar value and with similar equity.

(C) If the Harder Group deems it necessary to assign a percentage of the total ownership in any particular property hereafter acquired to another person or entity, then: (i) the Greenbriar Group shall receive no less than 50% of the total ownership interests in such property that are acquired by the Harder Group, and (ii) to the extent that, as a result of the preceding clause "(i)", Greenbriar receives less than a 50% ownership interest in any property, that is intended by the parties to be part of the properties in which Greenbriar is given an interest in fulfillment of the obligations discussed in this P. 3, then the number of properties in which Greenbriar shall be given an ownership interest as contemplated by this P. 3 shall be increased proportionately, to compensate Greenbriar for the lower percentage ownership interest given to Greenbriar in this property, so that Greenbriar will receive, as required by this P. 3, the percentage equivalent of 50% of the total ownership interests in 12 properties. For example, in fulfillment of this P. 3, the following combination, which is merely an example, and not an exhaustive list, shall be deemed acceptable in fulfillment of this P. 3: (a) a 25% total ownership interest (so long as it 1/2 of the Harder Group's total interest) in 8 properties, plus (b) a 10% total ownership interest (so long as it 1/2 of the Harder Group's total interest) in 10 properties, plus (c) a 50% total ownership interest (so long as it 1/2 of the Harder Group's total interest) in 6 properties.

(D) In the event of a dispute as to value or equity, the opinions of 3 third party appraisers, each of whom has never had dealings with any of the parties hereto, will be decisive. Time is of the essence and the Harder Group will use its best efforts to acquire these acquisitions or similar acquisitions no later than September 30, 2004.

(E) Anytime during a 24 month period after the Greenbriar Group receives its 50% limited partnership interest, the Harder Group may buy that interest for $750,000 per property or a total of $9,000,000, it being intended that Greenbriar will receive $9,000,000 of total equity (as appraised by the lending institutions) from the transactions contemplated by this paragraph "3".

(F) All partnership agreements contemplated in this Section "3" will be similar in all respects to the Greatwood Partnership Agreement, attached as Exhibit B, except for the names of the partners and their respective ownership interests.

                              4. INSPECTION PERIOD
                              --------------------

     Purchaser has inspected and intends to continue its physical and other inspection of the properties it intends to buy and/or lease, as herein discussed, through and including each Closing Date ("Inspection Period"), which inspection shall be at the sole cost and expense of Purchaser. Seller shall assist with such inspections, but shall not be obligated to incur any cost or expense or to furnish any information other than at the place where same is maintained in connection therewith. All information received by Purchaser relating to the Project, Seller or its affiliates shall be kept in strict confidence and used solely for the purpose of determining the advisability of proceeding with the transaction described in this Agreement. Purchaser may not communicate with any employee at any of the Properties unless Purchaser obtains Seller's general written consent to communicate with such employees at each such property. Each sale and/or lease will be without any representations of any kind or nature by the seller, the Purchaser representing that it is sophisticated in real estate and that this purchase price and sales structure are in material consideration of each sale being in its "as is, where is" condition, with no representations from Seller.

                         5. OPTION TO CONSOLIDATE NOTES
                         ------------------------------

                      Sherman/Corinthians Seller Financing.

A. The sellers under the Agreements for Purchase and Sale mentioned in Paragraphs 1 "(a)" and 1 "(b)" of this Agreement will be providing purchase money financing for a portion of the Purchase Price under each such Agreement. This Section "5" does not cover or refer in any way to any promissory notes tha may be signed by any party with regard to any transaction in which any of the parties hereto, or their affiliates, may engage other than the notes hereinafter specifically described. For example, this Section "5" does not cover the notes which evidence the obligation of any purchaser to pay any seller for closing costs that may be loaned by any seller to any buyer in any transaction related to this Agreement or related to any party that is affiliated with a party to this Agreement.

(i) With respect to the Sherman Contract, Sherman will be providing purchase money financing of Two Million Fifty Thousand ($2,050,000) Dollars (the "Sherman Financing") to Willows, which will be evidenced by a Note (the "Sherman Note") in that principal amount and which will be guaranteed and secured as therein provided.

(ii) With respect to the Corinthians Retirement Contract, CREI will be providing purchase money financing of Three Million Five Hundred Ten Thousand ($3,510,000) Dollars (the "Corinthians Retirement Financing") for the sale to Corinthians Retirement and with respect to the Corinthians Assisted Contract, CREI will be providing purchase money financing of One Million Seven Hundred Forty Hundred Thousand ($1,740,000) Dollars (the "Corinthians Assisted Financing") for the sale to Corinthians Assisted Living, which financings will each be evidenced by a Note or Notes (the "Corinthians Notes") in those respective principal amounts and which will be guaranteed and secured as therein provided.

B. Beginning on the 1st day following the date (the "Start Date") on which the last of the Corinthians Retirement, Corinthians Assisted Living and The Willows at Sherman transactions closes, Willows, Corinthians Retirement, and Corinthians Assisted Living, as purchasers/payors, and Sherman and CREI, as sellers/payees, will each have the option for a period of six (6) months from the Start Date to convert the Corinthian Retirement's financing of $3,510,000, the Corinthians Assisted Living financing of $1,740,000, and The Willows at Sherman financing of $2,050,000, to one note (the "Converted Note") in a total principal amount equal to the sum of $2,800,000 ($2,660,000 for Corinthians Retirement and $140,000 for Corinthians Assisted Living), plus accrued and unpaid interest under the original notes to the date of conversion, and which principal amount shall bear interest at the rate of Twelve (12%) per cent per annum, and be payable interest-only, in advance, on the first day of each and every month for a period of 24 months, at which time the entire unpaid balance of principal, interest, and all other amounts owing under the Converted Note shall be paid in full; provided, that if Sellers shall be of the opinion that such Note may be deemed unenforceable under Texas law, and the Purchasers shall fail to provide an opinion of counsel reasonably acceptable to Sellers that the Converted Note is not usurious, then the interest rate under the Converted Note shall be lowered to the maximum rate allowed under Texas law and the principal amount of the Converted Note shall be increased, and the payment schedule shall be adjusted, so that the total amount of dollars shall be paid as and when such dollars would have been paid had the Converted Note carried the principal amount and terms of payment originally contemplated in this paragraph. The Converted Note shall be made, jointly and severally, by all the parties to the Notes being converted and shall be guaranteed and secured by the same parties, collateral and other terms as were the notes so converted. To exercise such option, the parties exercising the option shall provide the other party with one (1) days' prior written notice that it is exercising the option. Upon the signing of the Converted Note and all guarantees and security agreements and UCCs and the posting of all the same collateral, by all the purchasers and guarantors and others, the original notes shall be deemed modified, released, superseded and replaced.



                                6. MISCELLANEOUS
                                ----------------

     6.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective heirs, successors, legal representatives and permitted assigns.

     6.2 Wherever under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday or legal holiday, such time for performance shall be extended to the second business day thereafter.

     6.3 This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been executed by each of the parties hereto and delivered to each of the other parties hereto.

     6.4 The captions at the beginning of the several paragraphs, Sections and Articles are for convenience in locating the context, but are not part of the context. Unless otherwise specifically set forth in this Agreement to the contrary, all references to Exhibits contained in this Agreement refer to the Exhibits which are attached to this Agreement, all of which Exhibits are incorporated in, and made a part of, this Agreement by reference. Unless otherwise specifically set forth in this Agreement to the contrary, all references to Articles, Sections, paragraphs and clauses refer to portions of this Agreement.

     6.5 If any term or provision of this Agreement shall be held to be illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such remaining term and provision shall be valid and shall remain in full force and effect.

     6.6 This Agreement and the other writings referred to in, or delivered pursuant to, this Agreement, embody the entire understanding and contract between the parties hereto with respect to the Project and supersede any and all prior agreements and understandings between the parties hereto, whether written or oral, formal or informal, with respect to the subject matter of this Agreement. This Agreement has been entered into after full investigation by each party and its professional advisors, and neither party is relying upon any statement, representation or warranty made by or on behalf of the other which is not expressly set forth in this Agreement.

     6.7 No extensions, changes, waivers, modifications or amendments to or of this Agreement, of any kind whatsoever, shall be made or claimed by Seller or Purchaser, and no notices of any extension, change, waiver, modification or amendment made or claimed by Seller or Purchaser shall have any force or effect whatsoever, unless the same is contained in a writing and is fully executed by the party against whom such matter is asserted.

     6.8 This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada.

     6.9 Each party hereto shall pay all charges specified to be paid by them pursuant to the provisions of this Agreement and their own attorney's fees in connection with the negotiation, drafting and closing of this Agreement.

     6.10 Each party hereto warrants and represents that, subject to any provisions hereof to the contrary, it has full power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. Each member of the Purchaser and the Seller hereunder, respectively, is jointly and severally liable with respect to all of, respectively, Purchaser's and Seller's obligations and liabilities hereunder.

     6.11 Purchaser and Seller agree that this Agreement has been entered into solely for the benefit of Purchaser and Seller and no other person or entity, it being the intention of Purchaser and Seller that no person or entity not a party to this Agreement shall have any right or standing to (a) bring any action against Purchaser or Seller based on this Agreement, or (b) assume that any provision of this Agreement will be enforced or remain unmodified or unwaived, or (c) assert that it or he is or should be or was intended to be a beneficiary of any provision of this Agreement. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names by their respective duly authorized representatives on the day and year first above written.

     The Harder Group:

                           /s/ Jon M. Harder
                           ----------------------------------
                               Jon M. Harder

                           /s/ Kristin P. Harder
                           ----------------------------------
                               Kristin P. Harder

                           /s/ Darryl E. Fisher
                           ----------------------------------
                               Darryl E. Fisher

                           /s/ Carol L. Fisher
                           ----------------------------------
                               Carol L. Fisher
                           Sunwest Management, Inc.


                           By: /s/ Jon Harder
                           ----------------------------------
                               Jon Harder, President

         Greenbriar Corporation



By: /s/ James R. Gilley                       /s/ James R. Gilley
   ----------------------------------         ----------------------------------
   James R. Gilley, President and CEO         James R. Gilley, Individually